First Union National Bank
1339 Chestnut Street, 4th Floor
PA 4810
Philadelphia, PA  19107


November 22, 2000

Summit Business Capital Corp.
99 Park Avenue
19th Floor
New York, NY 10016

      Re:  Payment Undertaking

Ladies/Gentlemen:

   We refer you to transactions closed on or about this day among MATLACK LEASING CORPORATION ("MLC") and MATLACK, INC. ("MI") and MATLACK (DE), INC. ("DE") and MATLACK LEASING, L.L.C. ("LLC") and SUMMIT BUSINESS CAPITAL CORP. ("Summit"), (collectively, the "Parties").

BACKGROUND

A. MLC and MI (for limited purposes) and LLC are parties to that certain Purchase of Assets Agreement dated as of November 10, 2000 (the "Purchase Agreement") pursuant to which MLC and MI agreed to sell certain of its assets (the "Sale Assets") to LLC. Certain of the Sale Assets consist of vehicles and/or trailers, ownership of which is evidenced by certificates of title issued by the state in which each such vehicle or trailer is registered.

B. MLC, MI, DE and various of its affiliates of the foregoing are parties to a Credit Agreement dated as of August 19, 1998 (as amended from time to time through and after the date hereof, the "Credit Agreement") with First Union National Bank, as agent (the "Agent") and the other banks (including First Union National Bank, as a bank) party thereto (collectively, the "Banks") pursuant to which the Agent and the Banks made certain credit facilities available to, among others, MLC, DE and MI. In order to secure their obligations under the Credit Agreement, MLC and MI granted in favor of the Agent liens on, among other things, the 268 vehicles/trailers described on Exhibit A attached hereto (the "Pledged Vehicles"), which constitute part of the Sale Assets.

C. As of the date of this Agreement, the original certificates of title for the Pledged Vehicles are located at the department/bureau of motor vehicles for the states in which such Pledged Vehicles are registered being processed to reflect the lien of the Agent thereon. Therefore, as of the date of this Agreement, MLC and/or MI cannot deliver to LLC the original certificates of title for the Pledged Vehicles.

D. Pursuant to the terms of the Purchase Agreement, the Pledged
Vehicles have been sold and delivered by MLC and/or MI to LLC, but may be returned in accordance with the terms hereof.

E. The parties hereto have agreed that $4,180,000 of the Purchase Price (as such term is dated in the Purchase Agreement) paid by LLC to MLC and MI, and in turn paid by MLC and MI to the Agent to be applied to MLC and MI's obligations under the Credit Agreement represents proceeds of the Pledged Vehicles.

F. MLC and MI as sellers, and LLC as buyer, by their assent hereto, hereby confirm that in the event of a "Title Defect" as defined herein, as to a Pledged Vehicle, such Pledged Vehicle and all of LLC's rights therein shall be returned and assigned to MLC in exchange for delivery of the Vehicle Cost, all in accordance with the terms and conditions set forth herein.

G. NOW, THEREFORE, in consideration of the premises, mutual covenants, terms conditions and procedures contained herein, incorporating the Background Section herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Undertaking by the Agent. In accordance with the terms and conditions of this letter agreement, the Agent shall pay to Summit and its successors and assigns, but to no other party or person, the sum of $15,311.36 (the "Vehicle Cost") with respect to any and each Pledged Vehicle, promptly upon written notice that such Pledged Vehicle has been determined to suffer from a "Title Defect" pursuant to the terms hereof.

   2. Undertaking by Other Parties. Simultaneously with any payments by the Agent pursuant to Section 1 above, (i) Summit and LLC shall cause: (A) the Pledged Vehicles associated with such payments to be returned to MLC or MI and (B) if not in the possession of the Agent or its certificate of title processor, the certificates of title with respect to such Pledged Vehicles to be delivered to the Agent with such endorsements and accompanying transfer documents of LLC and/or Summit as the Agent may require; and (ii) such payments shall constitute loans under the Credit Agreement and the principal amount outstanding under the Credit Agreement shall increase by an amount equal to such payments and shall be secured by the Pledged Vehicles and all other collateral securing amounts outstanding under the Credit Agreement.

   3.    Title Defect.        Except as otherwise provided in subsections
(a) through (d) of this Section 3, a "Title Defect" shall exist with respect to a Pledged Vehicle if, and only if, on May 15, 2001 or such later date as may be agreed to in writing by the parties hereto (the "Closure Date") (or earlier pursuant to subsection (c) below), the certificate of title for such Pledge Vehicle shall not note Summit or its nominee or its successors or assigns as the first lien holder thereof.

         (a) Provided, however, no Title Defect may ever exist with respect to any Pledged Vehicle for which an original certificate of title, which term includes an original duplicate or replacement certificate of title issued by the appropriate state authority, has been delivered to the law firm of Wolf, Block, Schorr & Solis-Cohen, LLP, as counsel for Summit, which indicates that the Agent is the sole holder of a lien on such Pledged Vehicle and bears the endorsement of the Agent on such certificate of title or is accompanied by other documentation sufficient to effectuate the release by the Agent of its lien thereon.

         (b)(1) Provided further, no Title Defect may ever exist with respect to a Pledged Vehicle for which an original certificate of title has been delivered to the law firm of Wolf, Block, Schorr & Solis-Cohen, LLP, as counsel for Summit, which does not indicate that the Agent is the holder of a lien on such Pledged Vehicle, if Summit submits such certificate of title to the appropriate department/bureau of motor vehicles or to a reputable title processing agent to have a lien in favor of Summit recorded on such certificate of title and Summit (or its agent) receives back from the appropriate department/bureau of motor vehicles of such certificate of title reflecting the lien of Summit as the sole lienholder. Summit hereby agrees to provide written notice to Fleet of its lien on any such certificate of title promptly after either LLC or Summit receives such certificate of title indicating Summit's lien.

           (2) In addition, if Summit fails to provide the Agent with written evidence, within fourteen (14) days of such delivery from Agent of a certificate of title as described in Section 3(b)(1) above, that it has submitted such certificate of title to the appropriate department/bureau of motor vehicles or to a reputable title processing agent for notation of its lien, then Agent by notice to Summit and LLC, may declare that no Title Defect may ever exist for such Pledged Vehicle, and such declaration shall become effective if, but only if, Summit fails to provide such evidence to the Agent within five (5) business days of such declaration.

         (c) Further, unless excluded under subsection (a) or (b) above, a "Title Defect" shall exist prior to the Closure Date for any Pledged Vehicle, if and at the time that the Agent receives: (i) evidence that a first priority lien in favor of Summit cannot be recorded on the certificate of title for a Pledged Vehicle together with the certificate of title for such Pledged Vehicle (with such endorsements and accompanying transfer documents of LLC and/or Summit as the Agent may require) if such certificate of title is not in the possession of the Agent or its certificate of title processor and (ii) evidence that such Pledged Vehicle has been resold to returned or delivered to the possession of MLC or MI, as appropriate (which latter evidence may be a receipt signed by MLC or MI). LLC shall assign to MLC or MI, as appropriate, any insurance coverage or proceeds which may be available in connection with such Pledged Vehicle as of the date of such delivery as a result of any damage to such Pledged Vehicle which occurred during the time period from the date hereof to the date of delivery of such Pledged Vehicle back to MLC or MI.

         (d) On the Closure Date and in exchange for delivery to Summit of the Vehicle Cost therefor, LLC shall return to MLC or MI as appropriate, each Pledged Vehicle for which Summit or its successors or assigns has not received a certificate of title under either subsection (a) or (b) above or which has not been returned under subsection (c) above. LLC shall assign to MLC or MI, as appropriate, any insurance coverage or proceeds which may be available in connection with such Pledged Vehicle as of the date of such delivery as a result of any damage to such Pledged Vehicle which occurred during the time period from the date hereof to the date of delivery of such Pledged Vehicle back to MLC or DE.

   4. Certain Agreements of MLC, MI, DE and LLC. LLC, MLC, MI, DE and Summit hereby acknowledge and agree to each of the following: (i) the Pledged Vehicles have been sold and delivered by MLC or MI to LLC and have been accepted by LLC; and (ii) the sale described in the Purchase Agreement has been fully consummated, subject to LLC's right to repayment of a certain portion of the Purchase Price under the terms and conditions of this Agreement.

   5. Release. The Agent agrees that upon its receipt of the proceeds described in Recital E above, it shall release to Summit and assign to Summit its security interest in all Pledged Vehicles, and shall execute lien releases on certificates of title and appropriate UCC releases, but no other party or person may require such release or enforce the provisions of this Section 5.

   6. All parties hereto undertake to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement for, by or against any party hereto.

   7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Pennsylvania.

   8. Successors and Assigns. This Agreement shall bind the parties hereto and their respective heirs, executors, administrators, successors and assigns.

   9. Integration; Amendment. This Agreement constitutes the entire undertaking of the Agent with respect to the subject matter hereof. It is expressly understood that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except in a writing duly executed by an authorized representative of the party or parties against whom such waiver, alteration, amendment or modification is to be enforced.

   10. Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, void or invalid in any jurisdiction or which is negated by action of a party or any other person or persons shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforce ability, or validity of that provision in any other jurisdiction, and to this end and the provisions of this Agreement are declared to be severable.

   11. Judicial Proceedings. The parties agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any of them or their respective successors or assigns, on or with respect in this Agreement or the dealings of the parties with respect hereto, shall be tried only by a court and not by a jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THIS
SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS ESCROW AGREEMENT AND THAT THE OTHER PARTIES WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

   12. Notices. Any notice given pursuant to this Agreement or pursuant to any document comprising or relating to this Agreement shall be in writing, including facsimiles and must be given by either facsimile or overnight courier. Notice given by facsimile or other electronic mail shall be deemed to have been given and received when electronic acknowledgment of receipt has been obtained by the sender. Notice given by overnight mail courier shall be deemed to have been given and received on the date specified in the notice of delivery or other record of delivery issued by the overnight courier service retained by the party sending such Notice. Notices shall be addressed as set forth on Exhibit B attached hereto, or to such other address that a party may specify by Notice.

   13. Counterparts, Fax. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument. Any party hereto may deliver its executed counterpart hereof by fax.

                              Very truly yours,

                              FIRST UNION NATIONAL BANK
                        By:   /s/ Don D. Mishler

                        Name:       Don D. Mishler
                        Title:      Senior Vice President

Accepted and Agreed as of the day and year first above written.

                              SUMMIT BUSINESS CAPITAL CORP.
                        By:   /s/ Richard Stern

                        Name:       Richard Stern
                        Title:      Vice President







                              MATLACK LEASING CORPORATION
                        By:   /s/ John R. Jenchura

                        Name:       John R. Jenchura
                        Title:      Vice President


                              MATLACK, INC.
                        By:   /s/ John R. Jenchura

                        Name:       John R. Jenchura
                        Title:      Vice President


                              MATLACK (DE), INC.
                        By:   /s/ John R. Jenchura

                        Name:       John R. Jenchura
                        Title:      Vice President


                              MATLACK LEASING, LLC
                        By:   /s/ Richard Parrillo

                        Name:       Richard Parrillo
                        Title:      Managing Member







EXHIBIT "A"
PLEDGED VEHICLES
See attached list of 273 Vehicles





EXHIBIT "B"
NOTICE ADDRESSES

First Union National Bank
Capital Markets Special Situations
1339 Chestnut Street, 4th Floor
PA 4810
Philadelphia, PA  19107
Attn: Don D. Mishler, Senior Vice President